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                                                                   Exhibit 23.1



                             CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in the Registration Statement (Form S-8) and related prospectus pertaining to the U.S. Bancorp Capital Accumulation Plan (formerly First Bank System Capital Accumulation Plan) to be filed on or around May 1, 1998 of our reports (a) dated January 15, 1998, with respect to the consolidated financial statements of U.S. Bancorp included in its Annual Report (Form 10-K) for the year ended December 31, 1997 and (b) dated April 11, 1997, with respect to the financial statements and schedules of the U.S. Bancorp Capital Accumulation Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 29, 1998